Media Contact:
Ryan Leverenz
Director, Corporate Communications
(415) 999-1418
pr@crailar.com

Investor Contact:
Rick Anguilla
Guidance Counsel
(503) 820-3565
ir@crailar.com

Corporate Officer:
Guy Prevost
CFO
(866) 436-7869
ir@crailar.com

CRAILAR TECHNOLOGIES AND DIFFERENCE CAPITAL SIGN
MERCHANT BANKING AGREEMENT

Difference Capital to provide strategic financial advice,
media and regulatory support services

Victoria, B.C. and Portland, Ore. (November 28, 2012) Crailar Technologies Inc. ("CL" or the "Company") (TSXV: CL) (OTCBB: CRLRF) and Difference Capital announced today that they have entered into an agreement whereby Difference Capital will provide strategic public market support and financial advice surrounding the commencement of CRAiLAR production announced earlier this morning.

With a senior leadership team drawn from foreign and Canadian banking, capital markets, government and corporate management, Difference Capital will strategically support Crailar Technologies in external relations activities in Canada, while providing capital markets and market making activities for the Company's TSXV listing.

"We are very excited to be partnering with Difference Capital," said Ken Barker, CEO of Crailar Technologies. "Having supported us by investing in our convertible debenture announced in September, Difference Capital is now strategically aligned with us in our success. Most importantly, they have a unique and industry proven executive team capable of delivering on their mandate."

"Crailar Technologies embodies the company profile we believe in, and therefore support beyond our investment," said Neil Johnson, Difference Capital CEO. "We have a long-standing working relationship with Crailar Technologies senior management, and have been excited by the Crailar story for some time," he added. "We believe that the timing of our engagement plus the impending production start up of Crailar next month will herald a very exciting time for the company."

Difference Capital will be paid a monthly retainer during the initial one-year contract period.

About CRAiLAR Technologies Inc.
CRAiLAR(R) Technologies Inc., previously Naturally Advanced Technologies Inc., offers cost-effective and environmentally sustainable natural fiber in the form of flax, hemp and other best fibers for use in textile, industrial, energy, medical and composite material applications. Produced using a fraction of water and chemical inputs compared with other natural fibers, CRAiLAR Flax is used primarily as a compliment to cotton today, and aims to supplement the impending natural fiber gap caused by the increased use of cotton and other natural fibers in emerging global markets. The Company supplies its CRAiLAR Flax to HanesBrands, Georgia-Pacific, Brilliant Global Knitwear, Tuscarora Yarns, and Target for commercial use, and to Levi Strauss & Co., Cintas, Carhartt, Ashland, Target, PVH Corp and Lenzing for evaluation and development. The Company was founded in 1998 as a provider of environmentally friendly, socially responsible clothing. For more information, visit www.crailar.com.

ADVISORY: This press release contains forward looking statements which may include statements concerning completion of any proposed acquisitions, capital programs, debt, funds flow from operations, and the anticipated use of the net proceeds of the Private Placement. Although CL believes that the expectations reflected in these forward looking statements are reasonable, undue reliance should not be placed on them because CL can give no assurance that they will prove to be correct. Since forward looking statements address future events and conditions, by their very nature they involve inherent risks and uncertainties. Any proposed acquisition may not be completed if required approvals or some other condition to closing is not satisfied. Accordingly, there is a risk that any proposed acquisition or offering will not be completed within the anticipated time or at all. The intended use of the net proceeds of the Private Placement by CL might change if the board of directors of CL determines that it would be in the best interests of CL to deploy the proceeds for some other purpose.

The forward looking statements contained in this press release are made as of the date hereof and CL undertakes no obligations to update publicly or revise any forward looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.

The TSX Venture Exchange has neither approved nor disapproved the contents of this press release.

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